Exhibit 3

INVESTMENT AGREEMENT

This Investment Agreement is entered into as of August __, 2013 (this “Agreement”), by and among Nistec Ltd., a company incorporated under the laws of the State of Israel (the “Investor”), and Eltek Ltd., a company incorporated under the laws of the State of Israel (the “Company”). Each of the Investor and the Company referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, subject to the terms and conditions herein, the Investor desires to acquire from the Company, and the Company desires to issue to the Investor, on the Closing Date (as defined below), 3,532,655 Ordinary Shares (as defined below) (the “Issued Shares” and the “Investment Transaction”, respectively); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition of the Investor to enter into this Agreement, the Investor and Selling Shareholder (as defined below) entered into a Share Purchase Agreement, dated as of even date hereof (the “Share Purchase Agreement”) pursuant to which, among other things, the Investor will purchase from the Selling Shareholder 1,589,440 Ordinary Shares which will, together with the Issued Shares, constitute approximately 50.5% of the issued share capital of the Company, on a fully diluted basis, as of the Closing Date (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.   Certain Defined Terms. Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“Affiliate” of any Person (as defined below) means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Bank Consents” the affirmative written consents of Bank Hapoalim and the Israel Discount Bank to the Investment Transaction.

“Board” means the board of directors of the Company.

“Business Day” means any day other than Friday, Saturday and any day on which banking institutions in the State of Israel are authorized by law or other governmental action to close.

“Companies Law” means the Companies Law, 5759-1999 (including those portions of the Companies Ordinance [New Version] 5743-1983 that continue to be in effect) and the regulations promulgated thereunder.

“Company Disclosure Schedules” means the schedules attached hereto as Exhibit A containing information relating to the Company.

“Contract” means any written or oral material agreement, contract, subcontract, lease, instrument, note, indenture, bond, debenture, option, warranty, purchase order, license, sublicense or other legally binding arrangement, understanding, commitment, undertaking or forbearance of any nature.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, Liens (as defined below), disclosed investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location, or (B) the failure to comply with any Environmental Law.

“Environmental Law” means any Law, Permit, order or legally binding agreement issued, promulgated or entered into by or with any Governmental Entity relating to pollution, radiation, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species.

“Financial Statements” means the audited consolidated balance sheets of the Company as of December 31, 2012 and the unaudited and unreviewed consolidated balance sheets of the Company as of March 31, 2013, as well as the related consolidated statements of operations, statements of changes in shareholders' equity (deficiency) and consolidated statements of cash flows of the Company for the fiscal year ended on December 31, 2012 and the calendar quarter ended on March 31, 2013.

“Finder Fee” means an amount equal to $200,000 (plus applicable VAT).

“Free and Clear” means fully paid and non-assessable, free from any and all Liens, charges, encumbrances, options, debts, claims, restrictions, trusts, powers of attorney, obligations, undertakings and the like, of any nature or any other rights and/or claims of any third party.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (other than trade credit incurred in the ordinary course of business consistent with past practice), (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.

“Indemnification Agreements” means indemnification agreements to be entered into between the Company and the New Directors (as defined below), in similar form as of the existing indemnification agreements used by the Company.

“Intellectual Property” means all intellectual property rights, whether or not patentable, including without limitation, patents, trademarks, service marks, trade names, internet domain names and copyrights, applications, licenses, and rights with respect to the foregoing, an all trade secrets, know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information.

“Key Employee(s)” means Mr. Arieh Reichart, Mr. Amnon Shemer and Mr. Roberto Tulman.

“Law” means any applicable statute, law, ordinance, decree, order, rule or regulation.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing or disclosed inquiry, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means any local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, option, or other security interest, or any other right of any third party – in each case - of any kind or nature whatsoever.

“Management Services Agreement” means an agreement between the Company and the Investor, to be entered into immediately prior to the Closing and as a condition thereof, pursuant to which the Investor will provide certain management services to the Company as shall be agreed upon by the parties thereto, in the form attached hereto as Exhibit B.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is material and adverse to the (a) condition (financial or other), (b) business, (c) results of operations, (d) assets, (e) liabilities or (f) operations of the Company or any of its Subsidiaries, taken as a whole (it being understood that for purposes of analyzing whether any state of facts, change, effect, condition, development, event or occurrence constitutes a “Material Adverse Effect” under this definition, the parties agree that (x) the Investor shall be deemed not to have any knowledge of any state of facts, change, effect, condition, development, event or occurrence that is not disclosed in the Company Disclosure Schedules, the SEC Documents (as defined below) or provided to it in writing in the course of the due diligence investigation, (y) the analysis of materiality shall not be limited to a long-term perspective, and (z) each of the terms contained in (a) through (f) above are intended to be separate and distinct).  Notwithstanding the foregoing, Material Adverse Effect shall not include or take into account any state of facts, change, effect, condition, development, event or occurrence that is the result of (i) factors affecting any national, regional or world economy, (ii) an outbreak or escalation of any national or international hostilities, or (iii) factors generally affecting the industry or markets in which the Company competes. In addition, a decrease in the market value or price per share of the Company by itself shall not be regarded as a Material Adverse Effect.

“New Articles” means the Amended and Restated Articles of Association of the Company to be adopted by the shareholders of the Company at Closing, in the form attached hereto as Exhibit C.

“New Directors” means the individuals who will be appointed by the Investor as members of the Board as of the Closing Date.

“Ordinary Shares” means ordinary shares of the Company, nominal value NIS 0.6 per share.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders, of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Related Party” means any officer, director or a shareholder holding (directly or indirectly) at least five percent (5%) of the outstanding share capital of the Company, and any member of such shareholder’s, director’s, or officer’s immediate family.

“Release” means spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Registration Rights Agreement” means the registration rights agreement to be entered between the Investor and the Company with respect to the Issued Shares, in the form attached hereto as Exhibit D.

“Resigning Directors” means Mr. Erez Meltzer, Mrs. Irit Eluz, Mr. Amit Mantsur, Mr. Sabih Saylan and Mr. David Banitt.

“Run Off Insurance” means the insurance policy covering the directors and officers of the Company and the Subsidiaries, at the Closing Date (including the Resigning Directors), for a period of 7 years.

“Selling Shareholder” means Merhav M.N.F. Ltd. .

“Subsidiary” of any Person, means any other Person more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or controlled, directly or indirectly, by such first Person.

“Tax” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, assessments or charges of the nature of taxation of any kind whatsoever, together with any interest, any penalties or additions to tax with respect thereto, and including any fees or penalties imposed on a person in respect of any information included in any tax return made to a Governmental Entity, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person in respect of the foregoing.

“Transaction Documents” means this Agreement, the Management Services Agreement, the Indemnification Agreements, the Registration Rights Agreement and any and all agreements and other documents, schedules or exhibits attached or ancillary thereto.

“Waiver and Release Letters” means the waiver and release letters to officers and directors of the Company and the Subsidiaries (as detailed in Exhibit E-1) in the form attached as Exhibit E-2 hereto.

SECTION 1.02.    Accounting Terms.  Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles (“GAAP”) and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.

ARTICLE II

PURCHASE AND SALE OF THE ISSUED SHARES

SECTION 2.01.   Purchase and Sale of the Issued Shares.  At the Closing (as defined below) and subject to the terms and conditions set forth in this Agreement the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the Issued Shares, Free and Clear.

SECTION 2.02.    The Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing (as defined below) the Investor shall pay to the Company, by a wire transfer to a bank account designated by the Company, an amount of US $4,200,000 (the “Consideration”). The Consideration shall be paid, in NIS at the prevailing exchange rate at the Closing Date, as published by the Bank of Israel.

SECTION 2.03.   Closing. The closing (the “Closing”) of the Investment Transaction shall take place at the offices of Amit, Pollak, Matalon & Co., 17 Yitzhak Sadeh Street, Tel-Aviv, Israel, as soon as possible, but no later than 5 Business Days after satisfaction (or waiver by the Party entitled to waive such conditions) of all the conditions precedent to the Closing as set out herein in Article II (the time and date of the Closing being herein referred to as the “Closing Date”); provided, however, that either Party may terminate this Agreement at any time by giving written notice if the Closing has not occurred prior to the lapse of 90 days from the date hereof, or earlier if any of the conditions to Closing was conclusively rejected and not waived by the applicable Party (the “Closing Period”), unless the Investor or the Company has notified the other Party in writing, prior to the lapse of the Closing Period, of its intention to extend the Closing Period by additional 30 days (the “Termination Date”).

SECTION 2.04.    Deliveries by the Company at Closing.  At the Closing, the following documents shall have been provided to the Investor by the Company:

(a) A confirmation from Company's transfer agent, American Stock Transfer & Trust Company LLC, of the issuance of a share certificate in the name of the Investor representing the Issued Shares, bearing legend in accordance with applicable securities laws, accompanied by a copy of such a share certificate;

(b) A copy of the press release to be issued and filed with the SEC by the Company regarding the  issuance of the Issued Shares, in a form acceptable to Investor;

(c) A copy of duly executed minutes of the general meeting of the Shareholders of the Company, signed by the chairman of the meeting, (i) authorizing the execution, performance and delivery of each of the Transaction Documents, (ii) approving the appointment of the New Directors, (iii) approving the compensation to such New Directors which are not employed or otherwise retained by the Investor (that shall be equal to the compensation of outside directors under Israeli law) and insurance of the New Directors, (iv) approving the adoption of the New Articles, (v) approving the Run Off Insurance, (vi) approving the Waiver and Release Letters, (vii) approving the grant of exculpation letters (“Exculpation Letters”) in the form attached as Exhibit F, (viii) approving the payment of the Finder Fee to the Selling Shareholder, and (ix) approving the purchase of a D&O insurance policy in terms that are substantially similar to the terms in effect on the date hereof (the “Shareholders Approval”);

(d) Duly executed letters of resignation and release by the Resigning Directors as of immediately prior to Closing, in the form attached hereto as Exhibit G;

(e) Copies of all of those consents, approvals or waivers of, or notices to, a Governmental Entity or any other third party with respect to the transactions contemplated by the Transaction Documents, as detailed in Exhibit H;

(f) Duly executed copies of each of the Transaction Documents;

(g) A certificate, duly executed by the Company, confirming that, each of the representations and warranties set forth in Articles III is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the Company has performed and complied in all material respects with all its covenants, agreements, and undertakings as set forth herein (the “Company Certificate”);

(h) Duly executed copy of the minutes of the resolutions of the Board approving that all the corporate proceedings and approvals in connection with the Investment Transaction as required by Chapter 5 of the Companies Law have been obtained, all in accordance with the provisions of Section 282 of the Companies Law; and

(i) Opinion of legal counsel of the Company, in a form reasonably acceptable to the Investor.

SECTION 2.05.   Deliveries by the Investor at Closing.  At the Closing, the Investor shall deliver to the Company:

(a) The Consideration; and

(b) Duly executed copies of the Transaction Documents to which it is a party.

SECTION 2.06.     The Investor's Conditions to Closing. The Investor’s obligations to consummate the Investment Transaction pursuant to the terms of this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Investor):

(a) Accuracy of Representations.  The representations and warranties made by the Company in this Agreement were accurate, true and correct when made in all material respects and shall be accurate, true and correct in all material respects at the Closing Date.

(b) Performance of Covenants.  The Company shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with prior to or at the Closing.

(c) Absence of Material Adverse Effect. Between the date hereof and the Closing Date, there has not been a Material Adverse Effect.

(d) Deliveries. The Investor shall have received the deliverables set forth in Section 2.04, provided however that the adoption of the Exculpation Letters shall not be a condition to Closing of this Agreement;

(e) Consents. The Company shall have received all consents, approvals or waivers of, or notices to, a Governmental Entity or any other third party with respect to the transactions contemplated by the Transaction Documents and, if applicable, by the Share Purchase Agreement. Without limiting the foregoing, the following approvals and consents shall have been received:

(i) an approval of the U.S. Department of State to the Investment Transaction, including the Investor's holding of up to 50.5% of the outstanding Shares following the completion of the Investment Transaction, without any terms or conditions which are, at the Investor's reasonable opinion, detrimental to the Investor or the Company;

(ii) an approval of the Israeli Antitrust Authority, or the lapse of any waiting period under the Israeli antitrust Laws, to the Investment Transaction, including the Investor's holding of up to 50.5% of the outstanding Shares following the completion of the Investment Transaction, without any terms or conditions which are, at the Investor's reasonable opinion, detrimental to the Investor or the Company;

(iii) Bank Consents, without any terms or conditions which are, at the Investor's reasonable opinion, detrimental to the Investor or the Company.

(f) Corporate Proceedings. All corporate proceedings in connection with the approval and fulfillment of the Transaction Documents (and any of its ancillary documents, schedules or exhibits), including all transactions contemplated thereunder, by the Company have been obtained.

(g) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by the Transaction Documents shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by the Transaction Documents that makes consummation of the transactions contemplated by the Transaction Documents illegal.

(h) No Legal Proceedings. No Person shall have commenced or threatened in writing any Legal Proceeding challenging or seeking to prohibit or limit the exercise by the Investor of any right pertaining to its ownership of the Issued Shares.

(i) Key Employees.  Each of the the Key Employees has executed and delivered a retention agreement in the form attached as Exhibit I herein.

(j) The closing of the transactions contemplated by the Share Purchase Agreement has occurred.

SECTION 2.07.   Company's Conditions to Closing. The Company’s obligation to consummate the Investment Transaction pursuant to the terms of this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Company):

(a) Accuracy of Representations.  The representations and warranties of the Investor were accurate, true and correct when made in all material respects and shall be accurate, true and correct in all material respects at the Closing Date.

(b) Performance of Covenants. The Investor shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by the Investor prior to or at the Closing.

(c) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by the Transaction Documents shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by the Transaction Documents that makes consummation of the transactions contemplated by the Transaction Documents illegal.

(d) Corporate Proceedings. All corporate proceedings in connection with the approval and fulfillment of the Transaction Documents (and any of its ancillary documents, schedules or exhibits), including all transactions contemplated thereunder, by the Investor have been obtained.

(e) No Legal Proceedings. No Person shall have commenced or threatened in writing any Legal Proceeding challenging or seeking to prohibit or limit the exercise by the Investor of any right pertaining to its acquisition of the Issued Shares.

(f) Agreements and Documents. The Investor shall have executed those Transaction Documents to which it is a party.

(g) Runoff Insurance. The shareholders of the Company have approved the purchase of Run Off Insurance.

(h) Waiver and Release. The shareholders of the Company have approved the execution and delivery by the Company of the Waiver and Release Letters.

(i) Payment of Finder Fee. The shareholders of the Company have approved the payment of the Finder Fee to the Selling Shareholder.

(j) D&O Insurance Policy. The shareholders of the Company have approved the purchase of a D&O insurance policy in terms that are substantially similar to the terms in effect on the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor, and acknowledges that the Investor is entering into this Agreement in reliance thereon, as follows:

SECTION 3.01.  Organization.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Israel and has the legal capacity and authority to conduct business in each jurisdiction in which its business is conducted or its properties are located.  The Company has delivered to the Investor true and accurate copies of the organizational documents. The Company maintains all corporate, shareholder or other records and registers required by law (for the past 7 years) and such records are complete and accurate in all material respects and are being maintained in compliance with applicable Laws.

SECTION 3.02.  Authorization, Validity, Conflict, Enforceability and Consents.

(a) The Company has all Permits necessary for the conduct of its business as now being conducted. The Company has not received any written notices of default relating to any such Permits.

(b) Neither the execution, delivery and performance of the Transaction Documents and any and all ancillary documents thereto, nor compliance by the Company with the terms thereof, will conflict with or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the organizational documents of the Company, (ii) any judgment, order, injunction, decree, or ruling of any federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or authority or agency, domestic or foreign (a “Governmental Entity”), and (iii)  any applicable Law.

(c) Except as set forth in Section 3.02 of the Company Disclosure Schedules, the execution, delivery and performance of the Transaction Documents will not (i) give to any Person any rights, including rights of termination, cancellation or acceleration, in or with respect to any Contract referred to in this Section 3.02, or to any of the properties of the Company, or (ii) require the consent, approval, authorization of, or the filing with, or the delivery of notice to, any Person.

(d) (i) The execution, delivery and performance of the Transaction Documents by the Company, (ii) the consummation by the Company of the transactions contemplated thereby, (iii) the compliance by the Company with the provisions of the Transaction Documents, and (iv) the compensation to such New Directors which are not employed or otherwise retained by the Investor (that shall be equal to the compensation of outside directors under Israeli law) and insurance of the New Directors (and insurance of the New Directors have been duly authorized by the Board and any applicable committee thereof.  Duly executed copies of the minutes of the resolutions of the Board, the audit committee and the compensation committee of the Company (to the extent required)authorizing the aforementioned are attached to this Agreement as Exhibit I. The Company shall seek the required shareholder approval under the Companies Law prior to the Closing.  Subject to such shareholder approval, all acts required to be taken by the Company to authorize the aforementioned on clauses (i) to (v) above have been duly taken and are legally valid and in full force and effect, and no other corporate proceedings on the part of the Company are necessary to authorize any of the aforementioned on clauses (i) to (v) above. The Transaction Documents and any ancillary documents thereto, when executed and delivered by or on behalf of the Company, shall constitute valid and legally binding obligations of the Company legally enforceable in accordance with their terms.

SECTION 3.03.  Capitalization.

(a)  As of the date of this Agreement, the registered and authorized share capital of the Company is 50,000,000 Ordinary Shares, NIS 0.6 par value each, of which 6,610,107  Ordinary Shares are issued and outstanding (the “Shares”). The Shares constitute all of the equity or voting interests in the Company. All the Shares have been duly authorized and validly issued, are fully paid, non-assessable, were not issued in violation of the terms of any agreement binding upon the Company and were issued in compliance with the organizational documents and all applicable federal and state securities laws, rules and regulations.  There are no accrued but unpaid dividends in respect of the Shares. The Company is not aware of any shareholders, voting or any other agreements or undertakings relating to the share capital of the Company.

(b) Except as set forth in Section 3.03 of the Company Disclosure Schedules, no Shares, or other equity or voting interests in the Company, or options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other rights to acquire, purchase or otherwise receive any such Shares or interests have been issued, are reserved for issuance or are outstanding, and there are no outstanding contractual or other obligations of the Company to issue Shares or any of the above mentioned securities and rights.  There are no outstanding contractual or other obligations of the Company to (i) repurchase, redeem or otherwise acquire any Shares of the Company or (ii) vote or dispose of any Shares of the Company.

SECTION 3.04.  The Issued Shares. On the Closing Date, the Issued Shares will constitute 34.8% of the total number of outstanding Shares, on a fully diluted basis.  Upon delivery to the Investor at the Closing of certificate representing the Issued Shares, good and valid title to the Issued Shares will pass to the Investor, Free and Clear.

SECTION 3.05.  Financial Statements. The Company’s Financial Statements included in its Annual Report on Form 20-F filed on April 30, 2013, as amended by Amendment No. 1 on May 28, 2013 and Amendment No. 2 on May 29, 2013 and in its Form 6-K filed on May 29, 2013 (which includes the unaudited and not reviewed interim consolidated statements of operations and consolidated balance sheets of the Company for the first quarter of 2013 (the “Q1 Financial Statements”)), have been prepared in accordance with GAAP, present fairly the Company’s financial condition as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects and are consistent with the books and records of the Company, based on the accounting policies reflected in such Financial Statements.  Section 3.05(b) of the Company Disclosure Schedules will set forth the unaudited and  not reviewed consolidated balance sheet of the Company as of June 30, 2013 as well as the related consolidated statements of operations, statements of changes in shareholders' equity (deficiency) and consolidated statements of cash flows of the Company (to be attached prior to the Closing Date) (the “Closing Financial Statements”).  The Closing Financial Statements, subject to the Closing Financial Statements and the Q1 Financial Statements not having been reviewed, (i) were derived from and is in accordance with the books and records of the Company, (ii) were prepared in accordance with U.S. GAAP and on a basis consistent with, and with no changes in the method of application of the Company’s accounting policies, no changes in the method of applying the Company’s use of estimates as compared with, and no changes regarding the recognition, classification or allocation of any deferred revenues or other line items as compared with, the Financial Statements and (iii) fairly presents in all material respects the assets, liabilities (including all reserves) and financial position of the Company as of the date thereof based on the accounting policies reflected on such Financial Statements. In the Q1 Financial Statements and in the Closing Financial Statements with respect to Subsidiaries, there is no stock of final goods that has not been sold during a period of 12 months or more from the date of manufacturing, exceeding $50,000, no obsolete stock of raw material (raw material that its expiry date has elapsed and is not usable) or work in process inventory (except for normal failure during manufacturing process) exceeding US$50,000. There are no accounts receivables exceeding US$100,000 in the aggregate, that have not been collected for a period of 12 months from the date due, for which no provision has been made.

SECTION 3.06.  SEC Documents; Sarbanes-Oxley Act.  Since January 2010, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by a foreign private issuer, with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof or prior to the date of the Closing, being hereinafter referred to as the “SEC Documents”). As of their respective dates, but subject to any amendments or supplements in later filings, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC but subject to any amendment or supplement in later filings, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules promulgated by the SEC thereunder, that are applicable to the Company as a foreign private issuer, except where such noncompliance would not have a Material Adverse Effect.

Without derogating from the foregoing, Investor acknowledges the Company's statement that the SEC has not reviewed  the Company's filings, and may conduct such review, the outcome of which is not certain.

SECTION 3.07.  Absence of Certain Changes or Events. Since the filing of the Company's Annual Report for the year ended December 31, 2012, as amended, other than as set forth in subsequent SEC Documents, the Company has conducted its business in all material respects in the ordinary course of business, and there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08.  Undisclosed Liabilities.  Except as set forth in the Financial Statements or the SEC Documents neither the Company nor any of its Subsidiaries has material liabilities or obligations of any nature, either accrued, contingent, unasserted or otherwise (whether or not required to be reflected on a balance sheet in accordance with GAAP), and whether due or to become due.

SECTION 3.09.  Subsidiaries. Section 3.09 of the Company Disclosure Schedules lists all of the Subsidiaries of the Company, specifying with respect to each such Subsidiary, the percentage of ownership of the Company in such Subsidiary. Each Subsidiary of the Company is a corporation duly organized and validly existing under the laws of the jurisdiction under which it was incorporated and has the legal capacity and authority to conduct business in each jurisdiction in which its business is conducted or its properties are located.

SECTION 3.10.  Legal Proceedings. Section 3.10 of the Company Disclosure Schedules sets forth a complete list of all Legal Proceedings which are pending or, to the knowledge of the Company,  threatened by or against the Company as of the date hereof, and a short description thereof.  Other than as set forth on Section 3.10 of the Company Disclosure Schedules, there is no Legal Proceeding which is pending or, to the knowledge of the Company, threatened by or against the Company or affecting the Company or any of its Subsidiaries, nor is there any order of any Governmental Entity or arbitrator outstanding against, or investigation by any Governmental Entity involving, the Company or any of its Subsidiaries.

SECTION 3.11.  Material Contracts.

(a) Section 3.11 (a) of the Company Disclosure Schedules contains lists of the following respective list of Contracts (with specific reference to the subsection of this Section 3.11(a) to which they relate) to which the Company is a party (such Contracts as are required to be set forth in Section 3.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)         any Contract (1) limiting in any material respect either the type of business in which any the Company may engage or the manner or locations in which the Company may so engage in any business, (2) containing exclusivity obligations or similar restrictions or (3) that would obligate the Company to make any material payment in connection with the Investment Transaction, or (4) that are terminable by the other party thereto upon a change of control of the Company.

(ii)        any Contract that is reasonably likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such Contract;

(iii)       any Contract relating to the employment of, or the performance of services by, the directors and executive officer of the Company which are listed in the Company's 2012 Annual Report or any amendment or subsequent related disclosure;

(iv)       any Contract that relates to the formation, operation or management of any joint venture, strategic alliance, partnership or similar arrangement that is material to the Company and the Subsidiaries, taken as a whole;

(v)        any Contract under which the Company or any Subsidiary has directly guaranteed any material liabilities or obligations of any other Person;

(vi)       any Contract relating to the borrowing of money (including any related securities and guarantees provided by or to the Company or extension of credit, in each case in excess of $250,000, other than accounts receivables and payables in each case in the ordinary course of business consistent with past practice;

(vii)      any Contract with any Governmental Entity or relating to any governmental grant or funding;

(viii)     any Contract with the top five suppliers (based on current fiscal year expenditures) of goods or services to the Company, and with any of the ten customers (based on 2012 fiscal year and first quarter of 2013 revenues) of the Company;

(ix)        any lease of real estate property used by the Company or any Subsidiary; and

(x)         any Contract with any shareholder or Affiliate of the Company or any Subsidiary;

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedules, each Material Contract is a legal, valid and binding agreement and is in full force and effect. The Company or any Subsidiary party to such Material Contract has performed all material obligations required to be performed by it under the Material Contract, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder. None of the Material Contracts has been canceled by the other party.  To the knowledge of the Company, no other party to a Material Contract is in material breach or violation thereof, or in material default thereunder.  Neither the Company nor any Subsidiary has received any written claim of material default under any Material Contract.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedules, neither the execution of the this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby shall constitute a default or give rise to cancellation rights under, or material changes of the terms of any Material Contract.  The Company has furnished or made available to the Investor true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.12.  Compliance with Laws.  Except as set forth in Section 3.12 of the Company Disclosure Schedules and as would not have Materially Adverse Effect, the Company has complied with all Laws applicable to its business and operations and with all licensing, Permits and requirements necessary to lawfully conduct the business in which it is engaged in all material respects. For purpose of this section 3.12 a decrease in the market value or price per share will be regarded a  Materially Adverse Effect.

SECTION 3.13.  Affiliate and Interested Party Transactions. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no existing Contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any Subsidiary, on the one hand, and a Related Party of the Company or any Subsidiary, or an Affiliate thereof, on the other hand (“Related Party Agreements”).  All Related Party Agreements were approved pursuant to the terms of the Companies Law, in accordance with the procedures of the Companies Law relating to approval of transactions with interested parties.

SECTION 3.14.  Environmental Matters.

(a) Except as set forth in Section 3.14 of the Company Disclosure Schedule,  the Company and each of its Subsidiaries is, and has been, in compliance with all Environmental Laws in all material respects, and neither the Company, nor any of its Subsidiaries, has received any (i) written communication alleging that the Company or any of its Subsidiaries is in violation of, or may have liability under, any Environmental Law or (ii) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law. The Company and each of its Subsidiaries possesses and is in compliance in all material respects with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations. All such Environmental Permits are valid and neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit.

(b) Based on the Company's Environmental Permits, which represent the Laws applicable to the Company, the Company is not obligated by any Law or Governmental Entity to conduct a soil contamination survey, testing or sampling.

(c) Subject to the Company's financial condition, prioritization of its anticipated business activities and subject to the Law as applicable on the date hereof, after conducting discussions within management, the Company expects to invest, in the period commencing on the Closing Date and ending on December 31, 2015, an aggregate amount of up to US$350,000 in its efforts to comply with all applicable Environmental Laws.  The Company believes that, based on all the assumptions and disclaimers stated herein, such amount is sufficient for such purpose based on the information it poses and the applicable Environmental Laws as of the date hereof and as of the Closing Date.

SECTION 3.15.  Employees.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the employees of the Company or any Subsidiary thereof are not represented by any labor union, works council or similar organization or (ii) party to a collective bargaining agreement.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, the Company and each Subsidiary thereof are in compliance in all material respects with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, and workers’ compensation.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is subject to, nor do any of its employees benefit from, extension orders (Tzavei Harchava) other than the minimum benefits and working conditions required by law to be provided pursuant to rules and regulations of the General Federation of Labor (Histadrut), the Coordinating Bureau of Economic Organization and the Industrialists’ Association or extension orders that apply to all employees or to all employees in the Company's industry. The severance pay due to the Employees is fully funded or provided for in accordance with GAAP.

SECTION 3.16.  Taxes.  Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company and each Subsidiary thereof has filed all federal, state and local, domestic and foreign, income and franchise tax returns and all other tax returns required to be filed in the manner prescribed by applicable Law.  All such tax returns are complete and correct in all material respects.  The Company and each Subsidiary thereof has paid all taxes due from it or them with respect to the taxable periods covered by such tax returns and all other taxes for which the Company or any of its Subsidiaries is or might otherwise be liable.  Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any tax return which tax return has not yet been filed.  No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due.  Neither the Company nor any of its Subsidiaries is a party to, bound by, or currently has any liability under, any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).  The Company and each Subsidiary thereof has complied in all material respects with all applicable Laws relating to the collection, payment and withholding of taxes, including, without limitation, value added taxes, and has, within the time and the manner prescribed by Law, collected, withheld from and paid over to the proper Governmental Entities all amounts required to be so collected, withheld and paid under applicable Laws.  The Company and each Subsidiary thereof has conducted all aspects of their business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority, copies of all of which have been provided to the Investor.

SECTION 3.17.  Intellectual Property.

(a) Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company has the right to use all of the Intellectual Property required for its business as currently conducted. The Company has no registered Intellectual Property.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedules, (i) no Intellectual Property used in the business of the Company infringes any Intellectual Property rights of others to the knowledge of the Company; and (ii) the Company has not received any written communications alleging that the Company and/or its products have violated or by conducting its business, would violate, any of the Intellectual Property of third parties.

SECTION 3.18.  Insurance.  Section 3.18 of the Company Disclosure Schedules sets forth a complete and correct list of all insurance policies of fire, liability, product liability, workmen’s compensation, health and other forms of insurance presently in effect with respect to the Company's or any of its Subsidiaries’ properties, assets, operations and businesses, complete and correct copies of which have been delivered to the Investor.  All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets, operations and businesses of the Company and all of its Subsidiaries.  In the last 24 months, neither the Company nor any of its Subsidiaries has been refused any insurance with respect to any property or asset or any aspect of its operations or business, and its coverage has not been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance except where otherwise stated in the insurance policies or the Company Disclosure Schedules.  No notice of cancelation or termination has been received with respect to any such policy.  The activities and operations of the Company and each of its Subsidiaries have been conducted in a manner so as to conform to all applicable material provisions of such insurance policies.

SECTION 3.19.  Suppliers and Customers.  Except as set forth on Section 3.19 of the Company Disclosure Schedules, in the last 12 months, no material supplier or customer has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries.  No material supplier or customer has threatened (in writing) to cancel, or otherwise substantially modify, its relationship with the Company or any of its Subsidiaries.

SECTION 3.20.  Effect of Transaction.  No creditor, supplier, officer, employee, contractor, consultant, client or other customer or other Person having a material business relationship with the Company or any of its Subsidiaries has informed the Company or a Subsidiary thereof prior to the Closing Date that such Person intends to change such relationship in a manner that is materially adverse to the Company or the Subsidiary because of the Investment Transaction or the other transactions contemplated by the Transaction Documents.

SECTION 3.21.  Internal Accounting Controls. Except as set forth on Section 3.21 of the Company Disclosure Schedules, the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. In addition, the Company has established and maintains disclosure controls and procedures as required by Rule 404 of the Sarbanes-Oxley Act of 2002.

SECTION 3.22.  Brokers.  Except for the Finder Fee, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Investment Transaction and the other transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company.

SECTION 3.23.  Disclosure; Information Supplied.  The Company has not knowingly failed to disclose to the Investor in writing any fact that has a Material Adverse Effect.  No representation or warranty of the Company contained in this Agreement, and no statement contained in any document, certificate or schedule furnished by the Company to the Investor or any of its representatives pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

SECTION 3.24.  Effectiveness.  Each representation and warranty herein is deemed to be made on the date of this Agreement and as of the Closing Date.

SECTION 3.25.  No other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE COMPANY DISCLOSURE SCHEDULES, THERE ARE NO OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Sellers as follows:

SECTION 4.01.  Organization. The Investor is a corporation duly incorporated and validly existing under the laws of the State of Israel. The Investor has all requisite power and authority to execute and deliver this Agreement, the other Transaction Documents and other documents contemplated thereby or which are ancillary thereto and to consummate the transactions contemplated thereby.

SECTION 4.02.  Authorization, Enforceability. This Agreement, when executed and delivered by the Investor will constitute a valid, binding, and enforceable obligation of the Investor.  The execution and delivery of this Agreement and the other Transaction Documents and the performance of the obligations of the Investor have been duly authorized by all necessary corporate action, and the fulfillment of and compliance with the respective terms and provisions thereof, and the consummation by the Investor of the Investment Transaction do not and will not conflict with, or violate any provision of, any Law having applicability to the Investor, or result in any breach of, or constitute a default under any agreement to which the Investor is a party, except as would not prevent in any way the Investor from performing its obligations and undertakings under the this Agreement and the other Transaction Documents.

SECTION 4.03.  Financing. Investor presently has and will have at the Closing, all funds or financing in place necessary to pay and deliver to Company the Consideration and fulfill all other obligations hereunder.

SECTION 4.04.  No Knowledge of Material Wrong Facts. As of the date of this Agreement, the Investor has no actual knowledge (excluding for the avoidance of doubt constrictive knowledge)  of any material wrong facts in any of the representation and warranties of the Company set forth in Section 3 above excluding the Company Disclosure Schedules, provided however that nothing herein shall derogate from the representation and warranties of the Company set forth in Section 3 above or from Company’s liabilities  thereunder.

SECTION 4.05.  Independent Investigation.  The Investor has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the Company, which investigation, review and analysis was done by the Investor and its representatives.  The Investor acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company for such purpose and that it has received substantially all of the information required by it with respect to the Company, including information regarding to the value, activity, business, assets, rights, obligations, liabilities, accounting, financial and legal status.  Notwithstanding the foregoing, the rights of the Investor for indemnification or other remedies under this Agreement shall not be impacted or limited by any investigation or diligence by the Investor.  The Company hereby acknowledges that, regardless of any investigation made by or on behalf of the Investor, and regardless of the results of any such investigation, the Investor has entered into this Agreement in express reliance upon the representations and warranties of the Company made in this Agreement. Investor hereby acknowledges and agrees that other than the representations and warranties set forth in Section 3, none of the Company or any of its officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Company and its business.

SECTION 4.06.  Investment Purpose. The Investor represents and agrees that the Issued Shares are purchased by it for investment purposes, for its own account, and without present intention to sell or distribute them other than under applicable securities laws.

SECTION 4.07.  Securities Laws Matters. Investor acknowledges that it is able to bear the economic risk of holding the Issued Shares, and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of holdings the Issued Shares.  Investor understands that (i) the Issued Shares have not been registered under the Securities Act, (ii) the securities comprising the Issued Shares  are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Investor must hold the Issued Shares  indefinitely unless such shares are registered with the SEC and qualified by any applicable state authorities, or an exemption from such registration and qualification requirements is available, and (iii) the share certificate and, if applicable, any securities issued in respect of or exchange for the share certificate shall bear the following legend, as well as any other legends required by state or foreign securities laws:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH.”

SECTION 4.08.  Effectiveness. Each representation and warranty herein is deemed to be made on the date of this Agreement and as of the Closing Date.

ARTICLE V

COVENANTS

SECTION 5.01.  General Meeting of Shareholders. The Company will use reasonable efforts to convene a general meeting of its shareholders as soon as possible and in any event not later than 60 days following the date of this Agreement, to approve, among other things, the terms of this Agreement and the other Transaction Documents. The proxy statement materials will be provided to the Investor for their review. The Investor will provide within no later than 3 Business Days following the date of this Agreement, all necessary information to the Company for that purpose, including the details and declarations of the New Directors.

SECTION 5.02.  Agreements of the Company. Subject to any applicable law, between the date hereof and the Closing Date, neither the Company nor any Subsidiary thereof shall (unless, subject to any applicable laws, otherwise agreed in writing between the Parties):

(a) directly or indirectly do any of the following: (i) sell, pledge, dispose of, or encumber any of its assets, other than sales of inventory and sales of immaterial capital assets – in each case - in the ordinary course of its business and consistent with past practice; (ii) amend or propose to amend its organizational documents or comparable organizational documents; (iii) split, combine or reclassify any outstanding Shares or other equity interest, or declare, set aside or pay any dividend or distribution payable in cash, equity interest, property or otherwise with respect to such Shares or other equity interest; (iv) redeem, purchase, acquire or offer to acquire any Shares or other equity interest; or (v) enter into any agreement, or take any action, with respect to any of the matters set forth in this Section 5.02(a);

(b)  (i) issue, sell, pledge, or dispose of, or agree to issue, sell, pledge, or dispose of, any Shares or other equity interests of, or securities convertible into or exchangeable for, or any options, warrants, or rights of any kind to acquire any Shares or other equity interests of any class whether pursuant to any rights agreement or otherwise; (ii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity or similar interest in any entity; (iii) incur any indebtedness for borrowed money or issue any debt securities, except for loans to purchase fixed assets to be used in its production lines, and loans in the ordinary course of its business and consistent with past practice; (iv) enter into any Contract except in the ordinary course of its business and consistent with past practice; or (v) terminate, modify, assign, waive, release or relinquish any Contract rights or amend any material rights or claims not in the ordinary course of its business and consistent with past practice;

(c) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or any of its Subsidiaries or to increase the benefits payable under its severance or termination pay practices, other than by way of adoption of compensation policy pursuant to the Companies Law;

(d) hire any new employees except for employees having an annualized salary of less than NIS250,000, employees who are terminable at will, or employees who are hired to replace a former employee, provided, however, that notwithstanding the foregoing and without any limitation, the Company shall be entitled to hire additional department manager for production, manufacturing manager or an industrial and management engineer, and 3 additional employees at a total annualized cost for the Company not exceeding 180,000 Euro with respect to CEO for Kubatronik, NIS 390,000 with respect to a local productions manager and NIS 315,000 with respect to a local mechanic department manager;

(e) otherwise conduct its business except in the ordinary course consistent with past practice, including, without limitation, capital expenditures in Company equipment and facilities, at a total aggregate cost that shall not exceed US$1,250,000, out of which no more than US$300,000 shall be financed by the Company's capital, for servers and data storage, presses, registration system for thin inner-layers (based on laser technology), ERP system, chemical treatment for outer layers, except with respect to those actions to be taken in connection with the transactions contemplated by the Transaction Documents; and

(f) enter into any agreement, or take any action, with respect to any of the matters set forth in this Section 5.02.

(g) notwithstanding anything to the contrary in this Section 5.02, the Company may consummate its engagement with the Israel Discount Bank, Bank Hapoalim and any other bank for the extension of a credit line (up to an additional US$5 million), and make use of such credit line.

SECTION 5.03.    Consents, Assigned Contracts, Etc.  Prior to the Closing Date, the Company shall use its best efforts to (i) obtain as promptly as possible the assignments, Permits and consents listed on Schedule 3.02 of the Company Disclosure Schedules, (ii) cause the Investor's conditions for Closing set forth in Section 2.06 to be satisfied; and (iii) consummate and make effective the transactions contemplated by the Transaction Documents. Prior to the Closing Date, Investor shall use its best efforts to (i) obtain as promptly as possible the approval of the Israeli Antitrust Authority for the consummation of this transaction, and (ii) consummate and make effective the transactions contemplated by the Transaction Documents.

SECTION 5.04.  Public Announcements. The Parties shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Investment Transaction, unless the publication of a press release or other public announcement is required by any applicable Law, applicable regulation or stock exchange rule and in such event the Company agrees (subject to any applicable law) to coordinate with the Investor to the extent reasonably possible, any release or report to the public and/or to any authority of information relating to the Investment Transaction or the other transactions contemplated by the Transaction Documents.

SECTION 5.05.  Company Disclosure Schedules.  From time to time prior to the Closing, the Company shall promptly supplement or amend the Company Disclosure Schedules in order to keep such information therein timely, complete and accurate in all material respects.

SECTION 5.06.  Indemnification.  To the fullest extent permitted by applicable law, the Company will indemnify and hold the Investor harmless against and in respect of any loss, liability, deficiency or damage, or actions in respect thereof (including reasonable legal fees and expenses) (collectively, “Losses”), occasioned by: (i) any breach of this Agreement; (ii) any falsity of any representations or warranties of the Company or any certificate or other instrument furnished by the Company ;or (iii) subject to the representations or warranties of the Company any liability that is derived from an act or omission by the Company that has been committed prior to the date hereof, but that becomes known hereafter.  Indemnification shall be limited as follows: (a) no Losses in respect of indemnity claims under this Agreement shall be payable until the total of all such Losses exceeds US$100,000 (other than with respect to Losses occurred due to intentional, fraudulent or willful misrepresentations, in which case such limitation will not apply) and then recovery shall be permitted hereunder 'from the first dollar'; and (b) except with respect to claims based on intent, fraud and/or willful misrepresentations, in no event shall the maximum aggregate liability for indemnity claims under clause (ii) above with respect to the representations and warranties set forth in Sections 3.01-3.04 exceed the Consideration amount, and with respect to all other Company's representations and warranties exceed an amount of $2,500,000.  It is hereby clarified that the limitations on the Company's liability set forth in clause (b) above shall apply with respect to all Losses derived from a breach or falsity of any representations or warranties of the Company or any certificate or other instrument furnished by the Company, and the Investor will not be entitled to any additional amounts with respect to such Losses, even if they also fall within (i) or (iii) above (in addition to (ii)). Such limitations, however, will not apply with respect to Losses occasioned by (i) or (iii) above if such Losses derived from an act or omission which does not constitute a breach or falsity of any representations or warranties of the Company or any certificate or other instrument furnished by the Company.  If Investor seeks indemnification pursuant to this Agreement, Investor shall promptly give written notice to the Company.  Any decision of the Company with respect to Inventor's entitlement to indemnification hereunder shall be made by the audit committee of the Company within 45 days of receipt of the Investor's notice of its indemnification request. In the event of a claim against the Investor by a third party, the Company shall have the right (but not the obligation) to assume and conduct at its expense the defense against such claim, with counsel reasonably satisfactory to the Investor, provided that the Investor may also cooperate in such defense at its sole discretion.  The Company shall keep the Investor reasonably advised of the status of such claim and shall consider in good faith recommendations made by the Investor with respect thereto. The Investor shall not agree to any settlement of, or the entry of any judgment, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.07.  Fees and Expenses.  All fees and expenses incurred in connection with the this Agreement and any other Transaction Document, and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, provided, however, that the Company shall pay the fees and expenses of the Investor, payable at the Closing against invoices, not to exceed US$37,000, plus VAT, to the extent the transactions contemplated hereby and thereby are consummated.

ARTICLE VI

MISCELANEOUS

SECTION 6.01.  Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company in this Agreement and in any instrument delivered pursuant to this Agreement shall survive 36 months following the Closing.

SECTION 6.02.  Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (c) upon delivery, if sent by messenger; or (d) three business days after deposit in the mail by certified mail (return receipt requested).  All notices will be sent to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto, as follows:

if to the Investor, to:

Nistec Ltd.
42 Hasivim St.,
Petach Tikva, 4917001
Israel

Attention:  Mr. Yitzhak Nissan
Facsimile:   (03) 929-2550

With a copy (which shall not serve as notice) to:

Amit, Pollak, Matalon & Co
NYP Tower, 19th Floor
17 Yitzhak Sadeh St.
Tel Aviv 6777
Israel

Attention:  Shlomo Landress, Adv.
Facsimile:  (03) 568-9017

if to the Company, to:

Eltek Ltd.
Sgula Industrial Park
POB 159
Petach Tikva 49101
Israel

Attention: CEO
Facsimile: (03) 934 2584

With a copy (which shall not serve as notice) to:

Zellermayer, Pelossof, Rosovsky, Tsafrir, Toledano & Co.
20 Lincoln Street
Tel Aviv  67134
Facsimile:  +972-3-625-5500
Attn:  Sarit Moussayoff, Adv.

SECTION 6.03.  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented.  References to a Person are also to its permitted successors and assigns.  References to days mean calendar days unless otherwise specified.

SECTION 6.04.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

SECTION 6.05.  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 6.06.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements referenced herein, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies.

SECTION 6.07.  Governing Law and Jurisdiction. This Agreement and the transactions contemplated hereunder shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to rules respecting conflict of law that would cause the laws of any jurisdiction other than the State of Israel to be applied. The competent courts of Tel Aviv-Jaffa shall have sole and exclusive jurisdiction to hear and resolve any disputes among the parties related to this Agreement

SECTION 6.08.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 6.09.  Tax.  Each party shall bear its own Taxes in connection with the transactions contemplated under this Agreement and shall reimburse the other party for any Taxes paid by or collected from that other party on account of any Taxes to which the party mentioned first is liable.

SECTION 6.10.  Further Assurances.  Each of the Company and the Investor agrees to execute and deliver, upon the written request of the other Party hereto, any and all such further documents, certificates, papers, schedules and instruments as reasonably appropriate for the purpose of obtaining the full benefits of this Agreement.

SECTION 6.11.  Amendment.  This Agreement may be amended by the Parties at any time.  This Agreement may not be amended except by an instrument in writing executed on behalf of each of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and the Investor has caused this Agreement to be signed by its officers thereunto duly authorized as of the date first written above.

NISTEC LTD.
_________________________
By:	____________________
Title:	____________________

ELTEK LTD.
_________________________
By:	____________________
Title:	____________________